                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*



                           Techniclone Corporation
________________________________________________________________________________
                               (Name of Issuer)


                    Common Stock, par value $.001 per share
________________________________________________________________________________
                         (Title of Class of Securities)


                                  878517309
        _______________________________________________________________
                                (CUSIP Number)

                              Charles H. Winkler
                          Citadel Limited Partnership
                          225 West Washington Street
                                  Suite 900
                             Chicago, IL  60606
                                (312) 696-2102
________________________________________________________________________________
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               January 14, 1998
        _______________________________________________________________
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 1 of 5 Pages

-----------------------                                  ---------------------
 CUSIP NO. 115637-10-0              13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Owsley B. Frazier     (###-##-####)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            606,228

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          11,483,684
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             606,228

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          11,483,684
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,089,912
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      41.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      In

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G


Item 1(a)      Name of Issuer:
---------
               Brown-Forman Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
---------
               850 Dixie Highway
               Louisville, Kentucky 40210

Item 2(a)      Name of Person Filing:
---------
               Owsley B. Frazier

Item 2(b)      Address of Principal Business Office, or, if none, Residence:
---------
               850 Dixie Highway
               Louisville, Kentucky 40210

Item 2(c)      Citizenship:
---------
               United States of America

Item 2(d)      Title of Class of Securities:
---------
               Class A Common Stock

Item 2(e)      CUSIP Number:
---------
               115637-10-0

Item 3         Not applicable
------

Item 4         Ownership.
------
               The amount of shares beneficially owned by the undersigned as of December 31, 1997, is as follows:

               (a)  Amount Beneficially Owned:                        12,089,912

               (b)  Percent of Class:                                      41.7%

               (c)  Number of shares as to which such person has:
                    (i)    sole power to vote or to direct the vote      606,228
                    (ii)   shared power to vote or to direct the vote 11,483,684
                    (iii)  sole power to dispose or to direct the
                           disposition of                                606,228
                    (iv)   shared power to dispose or to direct the
                           disposition of                             11,483,684

                               Page 3 of 4 Pages

                                 SCHEDULE 13G


Item 5         Ownership of Five Percent or Less of a Class
------
               Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person.
------
               Other persons have the right to receive income from trusts holding Brown-Forman Corporation Class A Common Stock, as to which stock the undersigned has sole or shared voting power. The following person is sole income beneficiary of one of these trusts which holds more than 5% of the outstanding shares of such Class A Common Stock: Sara S. Brown.

Item 7         Identification and Classification of the Subsidiary Which
------         Acquired the Security Being Reported on by the Parent Holding
               Company.

               Not applicable

Item 8         Identification and Classification of Members of the Group.
------
               Not applicable

Item 9         Notice of Dissolution of Group.
------
               Not applicable

Item 10        Certification.
-------
               Not applicable


                           ------------------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Feb 3, 1998
-----------------------------
Date


/s/ Owsley B. Frazier
-----------------------------
Signature

Owsley B. Frazier
-----------------------------
Name, Title


                               Page 4 of 4 Pages